Exhibit 99.1
December 10, 2019
Sarah A. Bany Steps Down from Columbia Sportswear Company’s Board of Directors to Focus on Administering Gert Boyle’s Estate
PORTLAND, Ore. -- (BUSINESS WIRE) -- Columbia Sportswear Company (Nasdaq:COLM, the “Company”), a leading innovator in active outdoor apparel, footwear, accessories, and equipment, today announced that, Sarah A. Bany, a longtime director of the Company, notified the Board of Directors of the Company (the “Board”) on December 9, 2019 of her decision to resign from the Board, effective immediately, in order to focus on administering Gert Boyle’s estate.
“It has been my great honor to serve as a director of Columbia Sportswear since 1988,” said Ms. Bany. “However, as I am now responsible for administering my mother’s estate, I feel that I should step away from the Board so that I can fully dedicate myself to that responsibility.”
“We thank Ms. Bany for her many years of service to the Company,” said President, CEO and director Tim Boyle. “She has been a valuable member of the Board whose service will be missed. We fully understand her desire to focus on matters related to Gert’s estate.”
Ms. Bany is a daughter of Gert Boyle and a sister of Tim Boyle.
About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the Company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.
Andrew Burns
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com